EXHIBIT 99.1


May 17, 2004 - PureCycle Corporation (OTCBB:PCYO - News) announced that it has entered into a long-term contract to provide water service to the Hills at Sky Ranch, a planned unit development in unincorporated Arapahoe County. Plans for the Hills at Sky Ranch provide for approximately 850 residences along with parks, open space and neighborhood retail and commercial areas. The Hills at Sky Ranch is situated on 160 acres located about 8 miles south of Denver International Airport and adjoins the 760-acre, 4,000 dwelling unit Sky Ranch development to which the Company will also provide water service. Site development work at the Hills at Sky Ranch is anticipated to start in fall 2004, with housing construction starting in spring 2005. Upon completion, the water service contract is expected to generate gross revenue of approximately
$10,600,000 from one-time water tap fees along with approximately $490,000 annually from water service charges.

Mark Harding, PureCycle's President, commented "We are extremely pleased with the addition of The Hills at Sky Ranch to our water service customer base. The Hills at Sky Ranch and the adjoining Sky Ranch developments represent a new and growing region of the Denver metropolitan area, where the Company's water resources are playing a key role in new land development. As a result of our strategic acquisition of water supplies in the 1990s, PureCycle Corporation has one of the largest undedicated water supplies available in the Denver Metropolitan area. When fully utilized, these water resources could support in excess of 80,000 residences. As a relatively new and growing water service provider, we are in a great position to fully benefit from emerging water system practices and technologies in our quest to be good stewards of the limited water resources available in Colorado and other semi-arid regions of the southwestern United States."

About PureCycle

We own or have rights to use significant water assets which we have begun to utilize to provide water and wastewater services to customers located in the Denver, Colorado metropolitan area near our principal water assets. We will operate water and wastewater systems to treat and deliver the water we provide. Our services will include designing, constructing, operating and maintaining facilities to serve our customers.

We have exclusive access to approximately 29,000 acre feet per year of water from, and the exclusive right to provide water and wastewater services to, the approximately 24,000 acres of primarily undeveloped land known as the Lowry Range. The Lowry Range is located in Arapahoe County approximately 15 miles southeast of downtown Denver and 12 miles south of the Denver International Airport. Of the approximately 29,000 acre feet of water to which we have access, 17,500 acre feet are available to us for use on the Lowry Range. We own the remaining 11,650 acre feet and can "export" it from the Lowry Range to supply water to nearby communities and developers in need of additional water supplies. We acquired these rights and the "export water" in 1996 when we entered into an 85-year agreement with the State of Colorado Board of Land
Commissioners which owns the Lowry Range, and with the Rangeview Metropolitan District, a quasi-municipal political subdivision formed for the sole purpose of providing water and wastewater services to the Lowry Range.


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This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. The words "anticipate", "believe", "estimate", "expect", "plan", "intend" and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. We cannot assure you that any of our expectations will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, without limitation, the timing of development of the areas where we are selling our water, the market price of water, changes in applicable statutory and regulatory requirements, uncertainties in the estimation of water availability under decrees, costs for delivery of water, uncertainties in the estimation of revenues and costs of construction projects, the strength and financial resources of our competitors, our ability to find and retain skilled personnel, climatic conditions, labor relations, availability and cost of materials and equipment, delays in anticipated permit and construction dates, environmental risks, the results of financing efforts and the ability to meet capital requirements, and general economic conditions.

For additional information, please contact Mark Harding, President, PureCycle Corporation at (303)292-3456 or write to PureCycle Corporation, 8451 Delaware Street, Thornton, CO 80260.


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